Exhibit 99.2

China Shen Zhou Subsidiary Signs Agreement to Acquire 60% of Qianshi Resources and Meilan Mining in Guizhou Province

BEIJING, Feb. 8, 2012 -- China Shen Zhou Mining & Resources, Inc. (“China Shen Zhou”, or the “Company”) (NYSE Amex: SHZ), a company engaged in the exploration, development, mining and processing of fluorite, zinc, lead, copper, and other nonferrous metals in China, today announced that its subsidiary, Xiangzhen Mining Ltd. (“Xiangzhen”), located in Inner Mongolia, has signed equity transfer agreements with the shareholders of Qianshi Resources Development Company Ltd. (“Qianshi Resources”) and Meilan Mining Company Ltd. (“Meilan Mining”), based in the Tujia autonomous county of Tongren city, Guizhou Province, whereby Xiangzhen will acquire 60% ownership of each company’s equity.

Qianshi Resources and Meilan Mining are primarily engaged in the mining, mineral processing, production and sales of fluorite and barite. Qianshi Resources has registered capital of RMB 1 million (US$ 157,480), and holds 100% of the mining rights to the Jingliang mine and the processing flotation plants in Huangtu town. Meilan Mining has registered capital of RMB 1.334 million (US$ 211,024), and holds 100% of the mining rights to the Fengshuiling mine of Banchang county. Prior to the agreement with Xiangzhen, both Qianshi Resources and Meilan Mining were wholly owned by two individual investors respectively.

According to the terms of the agreement, Xiangzhen will use 337,457 of China Shen Zhou’s common shares, which is equivalent to RMB 6 million (approximately US$94,482, assuming a price of US$2.80 per share and an exchange rate of US$1= RMB 6.35) to acquire a 60% ownership stake in Qianshi Resources’s equity, leaving the two original owners holding a 40% stake in Qianshi Resources’s equity. Xiangzhen will use 506,186 of China Shen Zhou’s common shares, which is equivalent to RMB 9 million (approximately US$1,417,323) to acquire a 60% ownership stake in Meilan Mining’s equity, leaving the two original owners holding a 40% stake in Meilan Mining’s equity.

The Jingliang mine’s resources of fluorite and barite are estimated to be 100,000 metric tons and 200,000 metric tons, respectively. The annual ore processing capacity of the fluorite floatation plant of Qianshi Resources in Huangtu town is estimated to be 60,000 metric tons per year, which is expected to increase to 100,000 metric tons per year once a technology upgrade is completed. Fengshuiling mine’s resources of fluorite and barite are estimated to be 400,000 metric tons and 600,000 metric tons, respectively. All estimated reserves require further verification.

According to the 2012 production plans of Qianshi Resources and Meilan Mining, China Shen Zhou’s management forecasts the aggregate production of  these companies to be 15,000 metric tons of fluorite powder, 15,000 metric tons of barite powder and 20,000 metric tons of barite lump, generating revenues of US$ 8.0 million, and net profit of US$ 2.0 million for the 2012 fiscal year.

Ms. Xiaojing Yu, Chief Executive Officer of China Shen Zhou, commented, “Through the acquisition of Qianshi Resources and Meilan Mining, China Shen Zhou will increase its fluorite and barite reserves and  strengthen its leadership in the fluorite industry. Our plan is to fully develop andleverage Qianshi Resources and Meilan Mining’s fluorite and barite resources as part of our strategy to enter the high-end fluorine chemical market and strengthen our position in barium salt processing industry.”

About China Shen Zhou Mining & Resources, Inc.

China Shen Zhou Mining & Resources, Inc., through its subsidiaries, is engaged in the exploration, development, mining, and processing of fluorite and nonferrous metals such as zinc, lead and copper in China. The Company has the following principal areas of interest in China: (a) fluorite extraction and processing in the Sumochaganaobao region of Inner Mongolia; (b) fluorite extraction and processing in Jingde County, Anhui Province; (c) zinc/copper/lead processing in Wulatehouqi of Inner Mongolia; and (d) zinc/copper exploration, mining and processing in Xinjiang.

For more information, please visit http://www.chinaszmg.com/.

Safe Harbor Statement

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as “will”, “believes”, “expects” or similar expressions. These forward-looking statements may also include statements about our proposed discussions related to our business or growth strategy, which is subject to change. Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions with respect to future business decisions, which are subject to change. We do not undertake to update the forward-looking statements contained in this press release. For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC’s electronic data gathering analysis retrieval system (EDGAR) at http://www.sec.gov.

Contact Information

Min Liu
Investor Relations
Grayling
Tel: +1-646-284-9413
min.liu@grayling.com